Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

VIRGIN MOBILE USA, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned, Daniel H. Schulman, Chief Executive Officer of VIRGIN MOBILE USA, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to Section 151(g) of the DGCL and in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Corporation’s Board of Directors (the “Board of Directors”) by Section 4.2 of the Corporation’s Certificate of Incorporation, the Board of Directors on June 27, 2008 adopted the following resolution creating a series of Fifty Thousand (50,000) shares of preferred stock, par value $.01 per share, of the Corporation, designated as Series A Convertible Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors in accordance with Section 4.2 of the Corporation’s Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as set forth herein.

1. Designation and Number of Shares. There is hereby created and established, out of the Corporation’s authorized and unissued Preferred Stock, a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be Fifty Thousand (50,000). The Series A Preferred Stock shall have a liquidation preference (the “Series A Liquidation Preference”) of $1,000.00 per share (the “Series A Stated Amount”).

2. Rank. The Series A Preferred Stock shall, with respect to the right to receive dividends and distributions of assets and rights upon the Corporation’s Liquidation, rank (x) senior to each class of common stock, par value $0.01 per share, of the Corporation (collectively, the “Common Stock”) and each other class or series of capital stock of the Corporation hereafter created which expressly ranks junior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s Liquidation (together with the Common Stock, the “Junior Securities”), (y) pari passu with each other class or series of capital stock of the Corporation hereafter created which do not expressly rank junior or senior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s Liquidation (“Parity Securities”) and (z) junior to all other series of Preferred Stock of the Corporation and each other class or series of capital stock of the Corporation hereafter created which expressly ranks senior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s Liquidation. The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

3. Liquidation Preference.

A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), each of the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the Corporation’s assets available for distribution to its stockholders before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities an amount in cash per share equal to the greater of (i) the sum of (A) the Series A Liquidation Preference plus (B) all unpaid cumulated and accrued Dividends on such share of Series A Preferred Stock, or (ii) an amount equal to the amount the holders of Series A Preferred Stock would have received upon a Liquidation had such holders converted their shares of Series A Preferred Stock into shares of Class A Common Stock immediately prior to such Liquidation (such greater amount, the “Series A Liquidation Payment Amount”). If the Corporation’s assets available for distribution to the holders of Series A Preferred Stock and Parity Securities shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in a Liquidation, then all of the assets available for distribution to the holders of Series A Preferred Stock and Parity Securities shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. After payment in full of the Series A Liquidation Payment Amount, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

B. Upon any such Liquidation, after the holders of Series A Preferred Stock and Parity Securities shall have been paid in full in accordance with Section 3(A) above, the remaining assets of the Corporation shall be distributed to the holders of the Junior Securities.

C. For the purposes of this Section 3, neither (i) the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the Corporation’s property or assets nor (ii) the merger or other business combination of the Corporation with one or more Persons shall be deemed to be a Liquidation.

4. Dividends.

A. Each holder of Series A Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of the Corporation’s funds legally available therefor:

(i) dividends on each outstanding shares of Series A Preferred Stock (the “Series A Dividends”) that shall accrue at a rate per annum of 6.00% (the “Annual Dividend Rate”); and

(ii) participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Class A Common Stock, par value $0.01, of the Corporation (“Class A Common Stock”) equal to the amount of such dividends or other distribution as would be made on the number of shares of Class A Common Stock into which such share of Series A Preferred Stock could be converted on the date of payment of such dividends or other distribution on the Class A Common Stock, assuming such shares of Class A Common Stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends” and, together with Series A Dividends, the “Dividends”).

B. The Series A Dividends shall be payable semi-annually in arrears on September 30th and March 31st of each year or, if any such date is not a Business Day (as hereinafter defined), on the next succeeding Business Day (each, a “Dividend Payment Date” and each such semi-annual period being a “Dividend Period”). The amount of Series A Dividends payable on the Series A Preferred Stock for each full Dividend Period shall be computed by multiplying the Liquidation Preference by one-half of the Annual Dividend Rate. Series A Dividends payable on the Series A Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of twelve 30-day months and a 360-day year and will be deemed to accumulate on a daily basis. Series A Dividends shall accrue and be cumulative from the Original Issue Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such Series A Dividends on any Dividend Payment Date or at any time during any Dividend Period and whether or not Series A Dividends are declared or paid. Accrued but unpaid dividends for any past Dividend Periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors.

C. Series A Dividends in respect of each Dividend Period shall be paid in additional shares of Series A Preferred Stock. Series A Dividends shall be made by issuing shares (or fractions thereof) of Series A Preferred Stock having an aggregate Series A Stated Amount equal to the amount of the Series A Dividends that otherwise would have been payable if the Series A Dividends were payable in cash and had been declared and paid on such Dividend Payment Date. All dividends shall be paid pro rata to the holders entitled thereto. All shares of Series A Preferred Stock issued as a dividend will thereupon be duly authorized, validly issued, fully paid and nonassessable.

D. Series A Dividends shall be paid to the holders of record of shares of Series A Preferred Stock as each appears in the stock register of the Corporation at the close of business on the record date therefor. As used herein, the term “record date” means, with respect to Series A Dividends payable on March 31st and September 30th, respectively, of each year, the immediately preceding March 15th and September 15th, respectively. Participating Dividends are payable at the same time as and when dividends on the Class A Common Stock are paid to the holders of record of shares of Series A Preferred Stock as each appears in the stock register of the Corporation at the close of business on such date.

E. So long as any shares of the Series A Preferred Stock are outstanding, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividends have contemporaneously been declared and paid in full or declared, then: (w) no dividend (other than a dividend payable solely in shares of Parity Securities or Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Parity Securities; (x) no other distribution shall be declared or made upon, or any sum set apart for the payment of distributions upon, any shares of Parity Securities, other than a distribution consisting solely of Parity Securities; (y) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value by the Corporation or any of its subsidiaries; and (z) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities by the Corporation or any of its Subsidiaries.

F. So long as any shares of the Series A Preferred Stock are outstanding, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividends have contemporaneously been declared, then: (w) no dividend (other than a dividend payable solely in shares of Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (x) no other distribution shall be declared or made upon, or any sum set apart for the payment of distributions upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (y) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value by the Corporation or any of its subsidiaries; and (z) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its Subsidiaries.

G. So long as any shares of the Series A Preferred Stock are outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Common Stock unless full Participating Dividends on all shares of Series A Preferred Stock have been or are contemporaneously declared and paid.

5. Voting Rights.

A. General. Except as otherwise required by law and only after obtaining the Required Stockholder Approval, each holder of the Series A Preferred Stock shall have the right to one vote for each share of the Class A Common Stock into which such Series A Preferred Stock would be convertible under Section 7, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting or written consent in lieu thereof in accordance with the Certificate of Incorporation and Bylaws of the Corporation, and shall be entitled to vote together as a single class with holders of Class A Common Stock, with respect to any question upon which holders of Class A Common Stock have the right to vote.

B. Class Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, the written consent or affirmative vote at a meeting called for that purpose of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting together as a single class, shall be required for any action that alters or changes the rights, preferences, or privileges of the Series A Preferred Stock so as to affect them adversely or reduce the percentage of shares of Series A Preferred Stock whose holders must consent to an amendment, supplement, or waiver; provided, however, that the holders of Series A Preferred Stock shall not be entitled to vote pursuant to this Section 5(B) in connection with any Business Combination conducted in accordance with Section 8 hereof.

6. Redemption.

A. Mandatory Redemption. At the four (4) year anniversary of the Original Issue Date, if any shares of Series A Preferred Stock remain outstanding due to a failure to obtain the Required Stockholder Approval prior to such time, the Corporation shall redeem, in whole or in part, outstanding shares of Series A Preferred Stock (the “Redemption”) out of funds legally available therefor. The Corporation shall redeem the Series A Preferred Stock by payment in cash, for each share of Series A Preferred Stock to be redeemed, in an amount (the “Redemption Amount”) equal to the Series A Liquidation Payment Amount calculated as of the Redemption Date. The date on which the Redemption Amount is payable is referred to herein as the “Redemption Date”. Any redemption pursuant to this Section 6(A) shall be made upon prior written notice (which notice shall comply with the provisions of Section 6(C) hereof).

B. Notice of Redemption. Notice of redemption shall be given not less than thirty (30) days nor more than sixty (60) days before the Redemption Date to each holder of record of the Series A Preferred Stock, mailed by first-class mail, postage prepaid, to such holder’s address as shown in the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any Series A Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Redemption Date; (ii) the Redemption Amount; (iii) the number of shares of Series A Preferred Stock to be redeemed; and (iv) the place for payment of the Redemption Amount.

C. Notice having been given as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in the payment of the Redemption Amount), with respect to the shares of Series A Preferred Stock to be redeemed, all rights of the holders of Series A Preferred Stock in their capacity as such (except the right to receive the Redemption Amount) shall cease. Series A Dividends shall cease to accrue as of the Redemption Date. Upon surrender in accordance with said notice of the certificates, if certificated, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such Series A Preferred Stock shall be redeemed by the Corporation in exchange for cash payment in full of the Redemption Amount.

D. Prior to the Redemption Date, the Corporation shall deposit with a paying agent (or, if the Corporation is acting as its own paying agent, segregate and hold in trust) an amount of consideration sufficient to pay the Redemption Amount of all the shares of Series A Preferred Stock that are to be redeemed on that date.

7. Conversion.

A. Optional Conversion. Except as otherwise expressly set forth in this Section 7, at any time and from time to time upon obtaining the Required Stockholder Approval and commencing on the eighteen (18) month anniversary of the Original Issue Date, each share of

Series A Preferred Stock may be converted at the option of the holder of such share of Series A Preferred Stock into 117.64706 duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock, reflecting an effective conversion price of $8.50 per share (the “Conversion Price”). Any conversion by a holder of Series A Preferred Stock pursuant to this Section 7(A) shall be for all of the shares of Series A Preferred Stock held by such holder. Such conversion right shall be exercised by the surrender of certificate(s), if certificated, representing the Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such Series A Preferred Stock, the name or names (with address) in which, if certificated, a certificate or certificates for Class A Common Stock are to be issued, and if the shares issuable upon conversion are to be issued in a name different from the name in which such shares of Series A Preferred Stock are registered, by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative, and by transfer tax stamps or funds therefor, if required pursuant to Section 7(E) hereof. If certificated, such certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.

B. Mandatory Conversion. Upon obtaining the Required Stockholder Approval, each share of Series A Preferred Stock shall be converted automatically into 117.64706 duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock equal to the Conversion Price upon the earlier of (i) such time as the Closing Price of the Class A Common Stock exceeds the Conversion Price for ten (10) Trading Days during any twenty (20) consecutive Trading Day period and (ii) the four (4) year anniversary of the Original Issue Date. The number of shares of Class A Common Stock into which each share of the Series A Preferred Stock shall be convertible shall be determined by dividing the Series A Liquidation Payment Amount in effect at the time of conversion by the Conversion Price in effect at the time of conversion. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive Class A Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Class A Common Stock.

C. Upon delivery to the Corporation by a holder of shares of Series A Preferred Stock of a notice of election to convert or upon automatic conversion, the right of the Corporation to redeem such shares of Series A Preferred Stock shall terminate as provided in Section 6(D).

(i) Upon the surrender of certificates representing shares of Series A Preferred Stock, if certificated, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate, except the right to receive the Class A Common Stock and other amounts payable pursuant to this Section 7(B).

(ii) From the date of delivery by a holder of shares of Series A Preferred Stock of such notice of election to convert, in lieu of dividends on such Series A Preferred Stock pursuant to Section 4, such Series A Preferred Stock shall participate ratably with the holders of shares of Class A Common Stock in all dividends on the Class A Common Stock for which the record date is fixed on or before the date of such delivery as if such shares of Series A Preferred Stock had been converted to shares of Class A Common Stock at the time of such delivery.

(iii) As soon as possible after a conversion has been effected (but in any event within five (5) Business days), the Corporation shall deliver to the converting holder an amount equal to all unpaid, cumulated and accrued dividends with respect to each share of Series A Preferred Stock converted.

D. The issuance or delivery of certificates, if certificated, for Class A Common Stock upon the conversion of the Series A Preferred Stock shall be made without charge to the converting holder of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby (which taxes shall be paid by the Corporation, except as otherwise provided by this Section 7(D)), and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

8. Business Combinations. In the case of any Business Combination, the Corporation shall cause lawful provision to be made as part of the terms of such Business Combination such that each holder of a share of Series A Preferred Stock then outstanding shall have the right thereafter to exchange such share for, or convert such share into, the kind and amount of securities, cash and other property, if any, receivable upon the Business Combination by a holder of the number of shares of Common Stock into which a share of Series A Preferred Stock would have been convertible (without regard to any limitations on conversion set forth in Section 7 hereof) immediately prior to the Business Combination.

9. Distribution, Subdivision, Combination or Reclassification of Common Stock

A. If the Corporation shall at any time or from time to time, prior to conversion of all of the Series A Preferred Stock, (i) make a distribution (other than a distribution made to holders of Series A Preferred Stock) on the outstanding Common Stock payable in any Capital Stock or other securities of the Corporation, (ii) subdivide the outstanding Common Stock into a larger number of shares, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of Capital Stock in a reclassification of the Common Stock (other than any such event that is a Business Combination subject to Section 8 hereof), then, and in each such case, the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock into which the Series A Preferred Stock shall be converted shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive upon conversion the number of shares of Class A Common Stock or other securities of the

Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such shares of Series A Preferred Stock been converted immediately prior to, as applicable, the date of, or the record date for, such event. An adjustment made pursuant to this Section 9 shall become effective retroactively to the close of business on the day upon which such action described in the immediately preceding clauses (i) through (iv) became effective.

B. Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of all of the Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Section 9(A) hereof (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, with the prior consent of a majority of the holders of the Series A Preferred Stock, which consent shall not be unreasonably withheld, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Series A Preferred Stock).

C. Reservation of Shares Issuable Upon Conversion. Subject to obtaining the Required Stockholder Approval, the Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of its Class A Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, in good faith and as expeditiously as possible endeavor to cause the authorized number of shares of Class A Common Stock to be increased if at any time the number of shares of authorized and unissued Class A Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.

D. Whenever one or more adjustments to the Conversion Price are required by the provisions of this Section 9, the Corporation shall forthwith place on file with the Secretary of the Corporation, a statement stating the adjustment (provided that any failure so to file any such statement shall in no way affect the validity of any such adjustment or the requirement therefor). Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing each such adjustment. Promptly after each adjustment, the Corporation shall mail, by first-class mail, postage prepaid, a notice thereof to each holder of Series A Preferred Stock together with a certificate from the Corporation’s independent public accountants containing a brief description of the transaction causing such adjustment, the manner of computing such adjustment, and the resulting number of shares of Class A Common Stock issuable upon conversion.

E. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Class A Common Stock. The Corporation agrees with each holder of the Series A Preferred Stock that it will not increase the par value of the Class A Common Stock above its current par value of $0.01 per share.

10. Legends. Certificates, or book entry, as the case may be, for Series A Preferred Stock and any Class A Common Stock issued on conversion thereof may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Corporation).

11. Certain Definitions. For purposes of this Certificate, the following terms shall have the meanings set forth below:

“Affiliate” means, when used with reference to any Person, (a) any Person who owns, directly or indirectly, 10% or more of the equity or other ownership interests of such Person or (b) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with that Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power, directly or indirectly, either (i) to vote ten percent (10%) or more of the Voting Stock of such Person or (ii) to direct or cause the direction of the management or policies of such Person whether through the ownership of Voting Stock, by contract or otherwise, and the terms “controlling and “controlled” have meanings correlative to the foregoing.

“Board of Directors” shall mean the Corporation’s Board of Directors.

“Business Combination” means the occurrence of any of the following events: (a) any Person or Group is or becomes the beneficial owner (as defined in Rule 13d-3 and Rule l3d-5 of the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Corporation; or (b) the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Group (other than by way of merger or consolidation); or (c) any transaction or series of related transactions if, immediately following such transaction or series of related transactions the holders of the Common Stock outstanding immediately prior to such transaction or series of related transactions own 50% or less of the outstanding Voting Stock of the surviving or transferee corporation (and its ultimate parent corporation).

“Business Day” means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

“Capital Stock” means any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of a corporation, and any and all equivalent ownership interests in a Person other than a corporation, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

“Closing Price” of the Common Shares on any date of determination means the last reported sale price of the Common Shares regular way on such date (or, if no such sale occurs on such date, the average of the reported closing bid and asked prices for such shares regular way on such date) on the Principal Market or, if there is no Principal Market for the Common Shares, the average of the closing bid and asked prices quoted for the Common Shares in the over-the-counter market as reported by Pink Sheets LLC or any similar organization, or if such closing prices are not so reported (or if the relevant price or prices required to be used to calculate the Closing Price as provided in this paragraph are not available in the relevant market on such date for any reason, the market price of the Common Shares on such date as determined by a nationally recognized investment banking firm retained by the Corporation for this purpose).

“Convertible Securities” shall mean any evidences of indebtedness, shares, or other securities convertible, either directly or indirectly, into or exchangeable for Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Group” means a group within the meaning of Section 13(d)(3) of the Exchange Act.

“Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

“Originally Issued Series A Preferred Stock” shall mean the aggregate number of shares of Series A Preferred Stock issued on the Original Issue Date (or its Class A Common Stock equivalent), as adjusted for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and the like.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Preferred Stock” means the Preferred stock, par value $.01 per share, of the Corporation.

“Principal Market” means, with respect to any day on which the Common Shares are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Common Shares are so listed or admitted or so quoted.

“Required Stockholder Approval” means the affirmative vote of a majority of shares of the Class A Common Stock represented in person or by proxy at a meeting of the stockholders of the Corporation in favor of approval of the Stockholder Proposal, provided that the total vote cast on the Stockholder Proposal represents over 50% in interest of all securities entitled to vote on the Stockholder Proposal.

“Stockholder Proposal” means a proposal that the holders of Class A Common Stock approve the issuance of the shares of Class A Common Stock issuable upon conversion of the shares of Series A Preferred Stock pursuant to Section 7.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other entity of which an aggregate of 50% or more of the outstanding capital stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Affiliates of such Person.

“Trading Day” means, with respect to any security, any day on which any market in which the applicable security is then traded and in which a quoted price may be ascertained is open for business.

“Voting Stock” means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 22nd day of August 2008.

VIRGIN MOBILE USA, INC.

By:	/s/ Daniel H. Schulman
Name: Daniel H. Schulman
Title: Chief Executive Officer

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